UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12



                            PORTLAND BREWING COMPANY
                (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                            PORTLAND BREWING COMPANY
                               2730 NW 31st Avenue
                             Portland, Oregon 97210


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            -------------------------



NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Portland Brewing Company, an Oregon corporation (the "Company"), will be held on Saturday, September 15, 2001, at 10:30 a.m., local time, at the Company's offices, 2730 NW 31st Avenue, Portland, Oregon, 97210, for the following purposes:

         1. To elect six Directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified (Proposal No. 1);

         2. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 2001 (Proposal No. 2); and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on August 3, 2001 as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                                        By Order of the Board of Directors



                                        Frederick L. Bowman
                                        Vice President, Secretary, and Treasurer


Portland, Oregon
August 15, 2001

YOUR VOTE IS IMPORTANT WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                            PORTLAND BREWING COMPANY
                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held on September 15, 2001
                                 ---------------

                                  INTRODUCTION


General

This Proxy Statement, the accompanying 2000 Annual Report on Form 10-KSB, the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, and a letter to the shareholders of Portland Brewing Company (the "Company") are being furnished as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Saturday, September 15, 2001, at 10:30 a.m., local time, or at any adjournments thereof. At the Annual Meeting, shareholders will be asked to elect six members of the Board of Directors, to ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 2001, and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, the 2000 Annual Report on Form 10-KSB, the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, and a letter from the Company are first being mailed to shareholders of the Company on or about August 15, 2001.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on August 3, 2001 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 5,000,514 shares of Common Stock outstanding. The presence, in person or by proxy of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the six nominees for election to the Board of Directors and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2001. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by the persons named in the proxy.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to Fred Bowman, Corporate Secretary, Portland Brewing Company, 2730 NW 31st Avenue, Portland, Oregon 97210, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

In accordance with the Company's Bylaws, as amended, the Board of Directors shall consist of no less than four and no more than nine Directors, the specific number to be determined by resolution adopted by the Board of Directors. The number of directors is currently set at six. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. In the event that any nominee of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a Director.

In the event that additional persons are nominated for election as Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for Director

Information with respect to the persons nominated by the Board of Directors to be elected as Directors is set forth below. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders and until a successor has been elected and qualified.

                  Name of Director                             Age

                  Charles A. (Tony) Adams                      54
                  Frederick L. Bowman                          56
                  Robert M. MacTarnahan                        86
                  R. Scott MacTarnahan                         55
                  William J. Prenger                           54
                  Howard M. Wall, Jr.                          55

Charles A. (Tony) Adams. Mr. Adams has been Chairman of the Board of Directors and President and Chief Executive Officer of the Company since February 1992. He has been a Director of the Company since October 1988. Mr. Adams is president of Electra Partners, Inc., a private investment holding company. Mr. Adams was active in the real estate business beginning in 1973, including owning and operating his own real estate company until 1983, when he became a sales associate at CB Commercial Real Estate Group, Inc., where he was employed until 1992. He holds a B.A. in Geology from the University of Virginia and has studied graduate level economics and business administration at the University of San Francisco, Portland State University and Stanford University. Mr. Adams is a director of Portco Corporation, a company which Howard M. Wall, Jr., a board member of the Company, is president and chief executive officer.

Frederick L. Bowman. Mr. Bowman is a founder of the Company and has been Vice President since February 1992. In July 1997 Mr. Bowman was also elected Treasurer and Secretary, and in September 1998, Mr. Bowman was appointed to the Board of Directors. Mr. Bowman serves as corporate liaison to the beer industry and assists in marketing efforts including public relations and the Company's distributor support program. He designed the Company's original products and brewery. Previous to founding Portland Brewing Company, Mr. Bowman was involved in the wholesale automotive industry as both a technician and a district service manager. Mr. Bowman has attended Portland State University, University of Oregon and Oregon State University. In addition, Mr. Bowman attended the Brewing Microbiology and Microscopy course at the Siebel Institute in 1988.

Robert M. MacTarnahan. Mr. MacTarnahan has been a Director since July 1985. Mr. MacTarnahan has been a partner in Harmer Company and Black Lake Investments for more than five years. Until October 31, 1999, Mr. MacTarnahan was the president of Honeyman Aluminum Products Company, a manufacturer of hand trucks for the beverage industry, for more than 10 years. He is also active in the promotion of the

Company and the Company's MacTarnahan's products are named after him. (See "Certain Relationships And Related Transactions"). Mr. R. Scott MacTarnahan is his son.

R. Scott MacTarnahan. Mr. MacTarnahan has been a Director since July 1985. Until October 31, 1999, he was the vice president and general manager of Honeyman Aluminum Products Company and has been the vice president and general manager of Harmer Company for more than 10 years. Mr. MacTarnahan received a B.S. in Business Administration from Portland State University in 1968. Mr. Robert M. MacTarnahan is his father.

William J. Prenger. Mr. Prenger was appointed to the Board of Directors in April 2000. He is Vice President of Durham and Bates Agencies, a Portland based regional insurance brokerage firm. Previously, Mr. Prenger was Senior Vice President and Principal of a major international insurance brokerage firm, having held senior management positions in Honolulu and Portland. Mr. Prenger received a B.S. in Business Administration from the University of Oregon in 1968 and completed Stanford University's Executive Program for Smaller Companies in 1989.

Howard M. Wall, Jr. Mr. Wall has been a Director of the Company since October 1992. Since 1984 he has been the president and chief executive officer of Portco Corporation, a Vancouver, Washington manufacturer of paper and plastic flexible packaging for the produce, fish, and roofing industries. He has had a long association with the Northwest hop industry as Portco developed the world's only biodegradable paper hop string. Mr. Wall received a B.A. in English from the University of Oregon in 1973.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held a total of four meetings during 2000 and took action pursuant to four unanimous consents. During 2000, each incumbent Director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

The Board of Directors has an Audit Committee, an Executive Compensation Committee and a Nominating Committee. The Audit Committee, which consists of Messrs. Prenger and Wall, is responsible for overseeing actions taken by the Company's independent accountants and reviews the Company's internal financial controls. The Executive Compensation Committee, which consists of Messrs. R. Scott MacTarnahan and Wall, is responsible for determining the compensation of the officers of the Company. The Nominating Committee, which consists of Messrs.
R. Scott MacTarnahan, Robert M. MacTarnahan and Prenger is responsible for recommending to the Board of Directors a slate of nominees to be proposed for election at the Annual Meeting of Shareholders. The Company's Nominating Committee will consider recommendations from the Company's shareholders of nominees for the Board of Directors. Presently, the Nominating Committee has no formal procedures for the submission of such recommendations. See "Management - Director Compensation" for certain information regarding compensation of directors. None of these committees met during 2000.

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                (Proposal No. 2)

The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the financial statements of the Company for the year ending December 31, 2001, subject to ratification by the shareholders.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP to audit the books and accounts of the Company for the year ending December 31,

2001. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to any appropriate questions of any shareholder. Arthur Andersen LLP was the Company's independent accountants for the year ended December 31, 2000.

The Board of Directors unanimously recommends a vote FOR this proposal. If a quorum is present the Company's Bylaws provide that ratification of this proposal will be approved if the votes cast by the shareholders entitled to vote favoring the ratification exceeds the votes cast opposing the ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of the outcome of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of voting equity securities of the Company as of July 27, 2001 as to
(i) each person who is known by the Company to own beneficially 10% or more of the outstanding shares of such class of voting equity securities of the Company,
(ii) each of the three most highly compensated officers and (iii) all Directors and officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the voting equity securities owned by them.

                                                                                            Series A
                                                        Common Stock                     Preferred Stock
                                                   ---------------------------     -----------------------------
                                                     Shares        Percent of        Shares        Percent of
         Name of Beneficial Owner or               Beneficially       Shares       Beneficially       Shares
         Number of Persons in Group                 Owned (1)      Outstanding      Owned (1)      Outstanding
         --------------------------                ----------      -----------     ----------      -----------
      Shareholder Group - Voting Trust (7)          2,557,681.5     50.3  %         5,777           100  %

      Shareholder Group - Adams Parties
        and Voting Trust (7)                        2,557,681.5     50.3            5,770           100

      Robert M. MacTarnahan (2) (6) (7)             2,557,681.5     50.3            5,770           100

      R. Scott MacTarnahan (2) (6) (7)              2,557,681.5     50.3            5,770           100

      Charles A. (Tony) Adams (2) (6) (7)           2,557,681.5     50.3            5,770           100

      Glenmore James (2) (9)                              6,500        *

      Frederick L. Bowman (2) (3)                        72,445      1.4                -             -

      Jerome M. Chicvara (2) (8)                              0        *                -             -

      Mark L. Carver (2) (4)                             29,100        *                -             -

      Michael J. Skelley (2)                                  0        *                -             -

      All Officers and Directors as a group,
      (10 persons)  (5) (6) (7)                     2,665,726.5     51.8  %         5,770           100  %


     * Represents beneficial ownership of less than 1% of the outstanding Common Stock.

(1) Beneficial ownership includes voting power and investment power with respect to shares and includes shares issuable upon the exercise of outstanding stock options and warrants.

(2) The business address for these individuals is 2730 NW 31st Avenue, Portland, Oregon 97210.

(3) Includes 44,445 shares owned individually by Mr. Bowman, and 28,000 shares which may be purchased for $0.54 per share upon exercise of incentive stock options held by Mr. Bowman. Does not include 23,000 shares which may be purchased for $0.59 per share upon exercise of incentive stock options granted to Mr. Bowman on February 22, 2001, to be vested on February 22, 2002.

(4) Includes 1,100 shares owned individually by Mr. Carver and 28,000 shares which may be purchased for $0.54 per share upon exercise of incentive stock options held by Mr. Carver.

(5) Includes 144,735.5 shares which may be purchased for prices ranging from $0.54 to $5.33 per share, upon exercise of stock options and warrants held by all Directors and officers, as a group.

(6) The members of the MacTarnahan Portland Brewing Company Voting Trust (the "Voting Trust") are members of a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 ("34 Act"). The members of the Voting Trust are: the Voting Trust (11270 SW Lynnridge St., Portland, OR 97225), R. Scott MacTarnahan, Jean MacTarnahan (11270 SW Lynnridge St., Portland, OR 97225), Andrea J. MacTarnahan (11270 SW Lynnridge St., Portland, OR 97225), Sara M. Whitworth (11270 SW Lynnridge St., Portland, OR 97225), Black Lake Investments, LLC (11270 SW Lynnridge St., Portland, OR 97225), the MacTarnahan Limited Partnership (11270 SW Lynnridge St., Portland, OR 97225), Harmer Mill & Logging Supply Co. (11270 SW Lynnridge St., Portland, OR 97225), and The MacTarnahan Family Trust (11270 SW Lynnridge St., Portland, OR 97225). The Trustee of the Voting Trust is Robert M. MacTarnahan. Pursuant to Rule 13d-5 promulgated under the 34 Act, the group is deemed to beneficially own all shares of the Company which are beneficially owned by any member of the group and therefore the group beneficially owns 1,677,252.75 shares of Common Stock, which includes options and warrants to purchase 55,848.75 shares of Common Stock, and 2,885 shares of Series A Preferred Stock, which is the total number of shares, options and warrants deposited into the Voting Trust by its' members. In addition, the Voting Trust is a member of a separate "group" (see footnote 7) and is deemed to beneficially own an additional 880,428.75 shares of Common Stock and 2,885 shares of Series A Preferred Stock. Therefore, each member of the Voting Trust is deemed to own 2,557,681.5 shares of Common Stock and 5,770 shares of Series A Preferred Stock.

(7) The Voting Trust, Charles A. Adams, Electra Partners, Inc. (1765 Farmington Road, Aloha, Oregon 97007), the Charles A. Adams Family Trust (4047 Shattuck Road, Portland, OR 97221), Katherine McBride Adams (fka Katherine Maxwell Adams) (2636 NE 11th Ave., Portland, OR 97221), and Charles F. Adams III (4923 SW Lowell, Portland, OR 97221) entered into a Voting Agreement on July 27, 2001 and therefore are members of a "group" as that term is used in Section 13(d)(3) of the 34 Act. Pursuant to Rule 13d-5 promulgated under the 34 Act, the group is deemed to beneficially own all shares of the Company which are beneficially owned by any member of the group and therefore the group beneficially owns 2,557,681.5 shares of Common Stock, which includes options and warrants to purchase 88,735.5 shares of Common Stock, and 5,770 shares of Series A Preferred Stock.

(8) Does not include 50,000 shares which may be purchased for $0.59 per share upon exercise of incentive stock options granted to Mr. Chicvara on February 22, 2001, to be vested on February 22, 2002.

(9)  Includes 6,500 shares owned individually by Mr. James.

                          OPTIONS, WARRANTS AND RIGHTS

The following table sets forth certain information regarding outstanding options and warrants to purchase shares of Common Stock of the Company as of July 27, 2001 as to (i) each person who is known by the Company to own beneficially 10% or more of the outstanding shares of the Company's Common Stock, (ii) each of the three most highly compensated officers and (iii) all Directors and officers as a group.

                                      Number of Shares of Common Stock
                                          Called for by Options
Name of  Holder                                And Warrants              Exercise Price        Date of Exercise
--------------------------------        ----------------------------    -----------------     -------------------
Shareholder Group - Voting Trust (1)              88,735.5               $3.333-$5.333              (2)
Shareholder Group - Adams Parties
  and Voting Trust (1)                            88,735.5               $3.333-$5.333              (2)
Robert M. MacTarnahan (1)                         88,735.5               $3.333-$5.333              (2)
R. Scott MacTarnahan (1)                          88,735.5               $3.333-$5.333              (2)
Charles A. (Tony) Adams                           88,735.5               $3.333-$5.333              (2)
Frederick L. Bowman                                 51,000                   $0.54                  (3)
Jerome M. Chicvara                                  50,000                   $0.59                  (5)
Mark Carver                                         28,000                   $0.54                  (4)
Michael Skelley                                          0
Glenmore James                                           0

All Directors and officers as a group,
(10 persons)                                     217,735.5                $0.54-$5.33               (6)


(1) As noted in Item 10 - Security Ownership of Management and Certain Security Holders, Footnotes 7 and 8, each of these holders are members of a "group" as that term is used in Section 13(d)(3) of the 34 Act. Pursuant to Rule 13d-5 promulgated under the 34 Act, the group is deemed to beneficially own all shares of the Company which are beneficially owned by any member of the group and therefore the group beneficially owns 88,735.5 shares of Common Stock which may be acquired under outstanding options and warrants, as noted in the table above.

(2)      Options and warrants are currently exercisable.

(3) Options to purchase 8,000 shares of Common Stock issued to Mr. Bowman in January 1996 at $7.00 per share were repriced in May 1999 to $0.54 per share. (See "Remuneration of Directors and Officers-Incentive Stock Option Repricing"). Additionally, in May 1999, Mr. Bowman was granted options to purchase 20,000 shares Common Stock at $0.54 per share. 28,000 of Mr. Bowman's outstanding options became exercisable on May 20, 2000. In addition, options to purchase 23,000 shares of Common Stock were issued to Mr. Bowman in February 2001 at $0.59 per share. These options become exercisable on February 22, 2002.

(4) Options to purchase 28,000 shares of Common Stock issued to Mr. Carver in July 1993 at $3.33 per share were repriced in May 1999 at $0.54 per share. (See "Remuneration of Directors and Officers-Incentive Stock Option Repricing"). All of Mr. Carver's outstanding options became exercisable on May 20, 2000.

(5) Options to purchase 50,000 shares of Common Stock issued to Mr. Chicvara in February, 2001 at $0.59 per share. All of Mr. Chicvara's outstanding options become exercisable on February 22, 2002.

(6) As of July 27, 2001, options to purchase 226,750 shares of Common Stock were exercisable. As of July 27, 2001, warrants to purchase 76,735.5 shares of Common Stock were exercisable.


                                   MANAGEMENT


     Name                        Age    Position(s) with Company
     ----                        ---    ------------------------
     Charles A. (Tony) Adams      54    Chairman of the Board, President and
                                        Chief Executive Officer
     Jerome M. Chicvara           49    Executive Vice President
     Frederick L. Bowman          56    Vice President, Secretary and Treasurer
     Mark L. Carver               48    Vice President, Sales

For information on the business background of Mr. Adams and Mr. Bowman, see "Nominees for Director" above.

Mark L. Carver. Mr. Carver has been Vice President, Sales since September 1999, and served as National Off-Premise Sales Manager and National Account Manager from 1995 until September 1999. Mr. Carver joined the Company in 1991. Prior to that, Mr. Carver worked at the wholesale distributor level for 13 years with Pepsi Cola and Columbia Distributing in the Portland, Oregon market. Mr. Carver received his Bachelor of Science Degree in 1975 from the University of Oregon.

Jerome M. Chicvara. Mr. Chicvara was appointed as Executive Vice President in February 2001 and was a director from June 2000 to February 2001. He is a twenty-year veteran of the beer and wine industry, and has delivered many keynote speeches to the industry in his role as industry pioneer and visionary. He spent the first seven years of his beverage career learning the wholesale trade as a Sales Executive. In 1987, Mr. Chicvara co-founded the Full Sail Brewing Company and served as Director of Sales & Marketing. His guidance assisted the company as it pioneered Oregon's first microbeer in a bottle. Mr. Chicvara was founding President of the Oregon Brewer's Guild, an association committed to quality brewing techniques in Oregon's vast microbrew industry. In 1999, Mr. Chicvara sold his equity in Full Sail and joined Saxer Brewing/Nor'Wester Beer as VP Marketing & Sales. Mr Chicvara joined Portland Brewing Co. in April 2000. He holds a Bachelor of Communications from Evergreen State College.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth information regarding all cash compensation earned by each of the three most highly compensated officers and all officers as a group for the year ended December 31, 2000.

                                   Capacities in Which                                     Aggregate
     Name                          Remuneration Was Received                              Remuneration
     ----                          -------------------------                              ------------
     Charles A. (Tony) Adams       Chairman of the Board, President and Chief             $    60,000
                                   Executive Officer
     Glenmore James                Formerly: Executive Vice President, Chief Financial        108,780
                                   Officer and Chief Operating Officer
     Michael J. Skelley            Formerly Vice President, Sales                              97,919

     All officers as a group (6                                                               477,204
     persons - including Mr. James
     and Mr. Skelley)

Mr. James resigned as an officer and employee of the Company on December 15, 2000 and Mr. Skelley resigned as an officer and employee of the Company on July 31, 2001.

Incentive Stock Option Plan. In October 1992, the shareholders of the Company approved the Company's Incentive Stock Option Plan ("ISOP"). The ISOP is administered by the Company's Board of Directors and provides for grants to officers and employees of options to acquire shares of the Company's Common Stock, subject to the limitations set forth in the ISOP. The ISOP was amended in December 1998 to increase the number of shares available for issuance thereunder from 163,500 to 400,000. Pursuant to the ISOP, the granting of options is at the discretion of the Board of Directors, and it has the authority to set the terms and conditions of the options granted, including the option exercise price which must be a price equal to at least 100% of the fair market value of the subject shares of Common Stock at the time the option is granted. As of December 31, 2000, options covering 316,250 shares of the Company's Common Stock were outstanding under the ISOP.

Incentive Stock Option Repricing. The Company maintains its ISOP to provide incentives to the Company's key employees to exert their best efforts on behalf of the Company. In 1999, the Company noted that there was a significant difference between the exercise prices of stock options held by its employees and the market value of the underlying stock, which results in options providing little incentive. The Board of Directors determined that establishing new, shorter term options, based on pricing which more closely reflects the underlying stock price, was crucial to obtaining and retaining its personnel. Accordingly, in May 1999, options to purchase 118,800 shares of Common Stock at prices ranging from $3.33 to $7.00 per share were repriced and regranted on different terms, of which options to purchase 72,000 shares were held by executive officers of the Company. Repriced options to purchase 82,800 shares were issued at an exercise price of $0.54 per share and repriced options granted to Mr. Adams to purchase 36,000 shares were issued at an exercise price of $0.594 per share. Mr. Adams' options were cancelled on December 31, 2000. All of the repriced options became exercisable on May 20, 2000.

Restated Cash Incentive Plan. The Company may award its officers and employees, under its Restated Cash Incentive Plan ("the Plan"), bonuses in an amount up to 10 percent (10%) of net operating profits before taxes. Awards under the Plan will be allocated among the officers and employees in accordance with the provisions of the Plan at the discretion of the Board of Directors. No amounts were awarded in 2000 or 1999 under the Plan.

Non-Qualified Stock Option Plan. In August 1994, the Board of Directors adopted the 1994 Non-Qualified Stock Option Plan ("NQSOP"). The NQSOP is administered by the Board of Directors and provides for grants to officers, employees, directors and consultants of options to acquire up to 45,000 shares of the Company's Common Stock at an exercise price of at least 85% of the fair market value of the subject shares of Common Stock at the time the option is granted. The granting of options is at the discretion of the Board of Directors. As of December 31, 2000 options covering 13,500 shares of the Company's Common Stock were outstanding under the NQSOP.

Director Compensation

Directors receive no cash compensation for serving on the Board of Directors. Each Director, with the exception of Mr. Adams, has been granted options under the Company's Non-Qualified Stock Option Plan ("NQSOP"). As of December 31, 1999, options to purchase 13,500 shares of the Company's Common Stock at $5.3333 per share are outstanding under the NQSOP. No options were granted under the NQSOP in 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Saxer Brewing Company Asset Purchase

On January 31, 2000, the Company purchased certain assets (equipment and brands) from Saxer Brewing Company for 900,000 shares of the Company's common stock, $150,000 cash and a three year agreement to pay certain amounts based on barrel sales of the Saxer and Nor'wester brands, such amount secured by the Saxer and Nor'wester brands. In connection with the purchase, Mr. Goebel, a majority shareholder of Saxer Brewing Company, was appointed to the board of the Company. Also in connection with the purchase, the Company and Mr. Goebel entered into a consulting agreement under which Mr. Goebel provided consulting services to the Company relating to brand management and marketing, for $4,500 per month. The consulting agreement terminated on May 31, 2000, and was not extended. In connection with the purchase, Charles A. Adams, the Charles A. Adams Family Trust, Electra Partners, Inc. and Mr. Adams' children ("Adams Parties") and Mr. and Mrs. Robert M MacTarnahan and their children and certain entities controlled by them ("MacTarnahan Parties") entered into a voting agreement. The voting agreement was terminated in March 2001. In 2000, the amount paid based on barrel sales was $90,000.

Acquisition of Harco Products, Inc.

In October 1999, the Company acquired all of the outstanding common stock of Harco Products, Inc., ("Harco"), an entity controlled by Mr. and Mrs. Robert M. MacTarnahan and Mr. R. Scott MacTarnahan. Harco produces hand trucks for various industrial uses. The purchase price of $569,585, was paid by the issuance of 759,447 shares the Company's common stock valued at $0.75 per share. In connection with the acquisition, the Company received and cancelled 30,000 shares of its Common Stock that were owned by Harco. [See Note 3 of Notes to Consolidated Financial Statements]. Also in connection with the purchase of Harco, the Company and Mr. R. Scott MacTarnahan entered into a consulting agreement under which Mr. MacTarnahan will provide consulting services to the Company for $2,500 per month. The consulting agreement will terminate upon 30 days notice by the Company or Mr. MacTarnahan.

In connection with the purchase of Harco, the Company entered into a lease with the MacTarnahan Limited Partnership, an entity controlled by two directors of the Company for approximately 5,600 square feet of space in which Harco operates. Rent under the lease is $2,500 per month and the term of the lease is five years, and can be terminated upon 60 days notice by the Company.

Lease Agreement with Portland Brewing Building, L.L.C.

In November 1992, the Company executed a triple net, 15 year lease (with three five-year renewal options) for the Company's new brewery at 2730 NW 31st Avenue in Portland. The Company believes that the terms and conditions of its lease, as amended, are fair and reasonable and are no less favorable to the Company than could be obtained from unaffiliated parties. Through a series of transactions, the property and the lease were contributed to Portland Brewing Building, L.L.C., the interests of which are owned 44% and 56% respectively, by Electra Partners, Inc. and MacTarnahan Limited Partnership. The monthly rent is $24,906 plus property taxes, insurance and maintenance, with an adjustment for inflation or changes in fair market rental value on July 1, 1998 and July 1, 2003. The increased rental adjustment was determined subsequent to July 1, 1998, resulting in a $19,922 charge which was paid by the Company in twelve monthly installments which ended on January 1, 2000. In connection with the negotiation of this lease,

MacTarnahan Limited Partnership and Electra Partners, Inc. each were issued warrants for the purchase of 43,848.75 shares of Common Stock at $3.333 per share, exercisable at any time through December 31, 2002.

Lease Agreement with L & L Land Company

In May 1999, the Company entered into a lease of approximately 23,000 square feet of space (the "lease") located in the warehouse and office building commonly known as 2750 N.W. 31st Avenue, Portland, Oregon (the "Adjacent Building"). The Adjacent Building is owned by L & L Land Company (a general partnership consisting of Howard M. Wall, Jr., a director of the Company, and his wife, Patricia Wall). The term of the lease is 5 years, with one option to extend the term until June 14, 2008. Rent under the lease is $12,000 per month. In addition, the Company agreed to pay, as additional rent, the real property taxes for and to insure the Adjacent Building and to be responsible for certain types of maintenance and repairs. The lease contains a first opportunity to purchase the Adjacent Building. The lease is guaranteed by Robert M. MacTarnahan and Charles A. Adams. As part of the lease transaction, L & L Land Company reimbursed the Company for $218,000 for its costs in constructing the shipping dock. In connection with the lease, the Company entered into a sublease with Power Transmission Products, Inc. of approximately 13,000 square feet of office and warehouse space and a portion of the parking lot. The term of sublease is one year, with a one-year renewal and rent is $4,974 per month, plus $365 per month for real property taxes, plus payment of utilities, insurance and interior maintenance. In March 2000, the Company reduced the amount of subleased space by taking back for its own use approximately 4,700 square feet, which reduced the sublease amount to approximately $3,200 per month. The terms of the lease and sublease were determined to be fair to the Company and approved by all members of the Board of Directors, except Mr. Wall.

License Agreement with Robert M. MacTarnahan

In July 1994, the Company entered into a License Agreement ("License Agreement") with Robert M. MacTarnahan, a director of the Company, and Harmer Mill & Logging Supply Co. ("Harmer"), a company controlled by Mr. and Mrs. Robert M. MacTarnahan. Pursuant to the License Agreement, (i) Mr. MacTarnahan conveyed to the Company the right to use his surname and its variation "MacTarnahan" as a Company trademark, and (ii) the Company has been granted an exclusive worldwide license to use Mr. MacTarnahan's likeness, image and other personal attributes to promote the sale of the Company's products, merchandise, and related materials. The license expires on December 31, 2093. Under the License Agreement, as amended, the Company must pay a royalty of $1.00 per barrel of MacTarnahan's ales sold by the Company for the term of the license. The Company has the right to terminate the License Agreement on 30-days' written notice and the license may also terminate under other conditions as specified in the License Agreement. In the event the license is terminated or terminates, the Company must assign its rights to the trademark "MacTarnahan" and the above variations to Mr. MacTarnahan. Royalties paid to Harmer under the License Agreement for 2000 and 1999 were $27,837 and $27,245 respectively, based on the sale of 27,837 and 27,245 barrels, respectively, of MacTarnahan's Ale during the same periods.

Lease Agreement with Clan Associates as Tenants-in-common

The Company leases approximately 15,000 square feet for parking at $0.10/sq. ft. from Clan Associates under an oral agreement beginning in April 2000 for $1,500.00 per month. Clan Associates is a tenancy in common between Electra Partners, Inc. and Harmer. The terms of the lease were determined to be fair to the Company and approved by all disinterested members of the Board of Directors.

Series A Preferred Stock

On March 1, 1999, Harmer and the Charles A. Adams Family Trust each purchased 2,885 shares of the Company's Series A Preferred Stock ("Series A") for $52 per share, resulting in aggregate proceeds to the Company of $300,040. Each share of Series A is convertible on February 25, 2004 into fully paid and non-assessable shares of Common Stock at a rate of 100 shares of Common Stock for each share of Series A. The conversion ratio, which is currently 100 to 1, is subject to adjustment in the event of stock splits or stock dividends. Unless converted, the Company must redeem the Series A shares on February 25, 2004, at $52 per share plus any declared but unpaid dividends, in cash or in 24 equal monthly payments bearing interest at 12% per annum. Each shareholder of Series A is entitled to the number of votes equal to the number of shares of Common Stock into which the Series A shares can be converted and the Series A shares are entitled to vote as a separate class. Each shareholder of Series A is entitled to receive cumulative dividends at the rate of 8% per annum, when and if declared by the Board of Directors, prior to payment of dividends on Common Stock. No dividends have been declared to date. In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, each shareholder of Series A shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of Common Stock, an amount equal to $52 per share for each share of Series A and, in addition, an amount equal to all declared but unpaid dividends on Series A.

Restructuring of Debt

On November 18, 1998, the Company and the MacTarnahan Limited Partnership entered into a Loan Restructuring Agreement ("Restructuring Agreement") which replaced the Bank of America Loan Agreement and the Credit and Forbearance Agreement and reduced the outstanding amount of the loan previously due under the Bank of America Loan Agreement (which was subsequently assigned to the MacTarnahan Limited Partnership) to approximately $2,100,000 due on January 31, 2000. On January 31, 2000, the available borrowing capacity of the Term Loan was increased to $2,500,000 and the maturity date was extended to April 1, 2001. In March 2000, the Company borrowed an additional $400,000 under the Term Loan and paid $400,000 of the amounts outstanding under its Revolving Line. In February 2001, the Company refinanced the Term Loan with Western Bank, secured by the Company assets and guaranteed by certain of the Company's shareholders.

In connection with the Restructuring Agreement, Charles A. Adams, the Trust, Electra Partners, Inc. and Mr. Adams' children ("Adams Parties") entered into a Voting Agreement with Robert M. MacTarnahan, R. Scott MacTarnahan and certain entities controlled by them ("MacTarnahan Parties"). The Voting Agreement replaced the letter voting agreement entered into on August 26, 1998 and provided that the Adams Parties would vote all of their voting capital stock in the Company at the direction of the MacTarnahan Parties. The Voting Agreement was replaced with a new Voting Agreement entered into in July 2001. The new Voting Agreement provides that the Adams Parties will vote all of their shares in the Company at the direction of Robert M. MacTarnahan, as trustee of the MacTarnahan Portland Brewing Company Voting Trust.

In addition, the Revolving Loan is secured by accounts receivable, contract rights, inventory and general intangibles, and is guaranteed by certain of the Company's shareholders. These guarantees are also secured by certain assets of the Company.

                AUDIT COMMITTEE REPORT OF THE BOARD OF DIRECTORS

The Company has an Audit Committee consisting of Messrs. Prenger and Wall. Under the NYSE's listing standards, Mr. Prenger is "independent" but Mr. Wall is not "independent" because of Mr. Wall's interest in the lease between the Company and L & L Land Company (a general partnership consisting of Howard M. Wall, Jr., a director of the Company, and his wife, Patricia Wall).

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Company has adopted a written Charter of the Audit Committee, a copy of which is attached as Appendix A.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence. The Company incurred the following fees for services performed by Arthur Andersen LLP in fiscal 2000.

                                   AUDIT FEES

Fees billed for the fiscal year 2000 audit and the review of Forms 10-QSB for that fiscal year were $39,400.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

Arthur Andersen LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2000.

                                 ALL OTHER FEES

Aggregate fees billed for all other services rendered by Arthur Andersen LLP for the fiscal year ended December 31, 2000 were $8,900. The Board of Directors has considered whether the provision of the other services is compatible with maintaining the principal accountant's independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-KSB for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                 William J. Prenger, Audit Committee Member
                                 Howard M. Wall, Jr., Audit Committee Member


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during 2000, all executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Shareholder proposals intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Company at its principal office no later than April 15, 2002 in order that they may be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

The proxies appointed by the Company will have discretionary authority to vote on any proposal which is presented at the 2002 Annual Meeting of Shareholders and not contained in the Company's proxy materials unless the Company receives notice of such proposal at its principal office no later than June 30, 2002.

                                  OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the proxy holders determine to be in the best interest of the Company.

                              COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, facsimile, telegraph or messenger, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                             ADDITIONAL INFORMATION

A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 accompanies this Proxy Statement. The Company will provide, without charge on the written request of any beneficial owner of shares of the Company's Common Stock entitled to vote at the Annual Meeting, an additional copy of the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2000. Written requests should be mailed to the Secretary, Portland Brewing Company, 2730 NW 31st Avenue, Portland, Oregon, 97210.


                                      By Order of the Board of Directors



                                      Frederick L. Bowman
                                      Vice President, Secretary, and Treasurer


August 15, 2001

                            PORTLAND BREWING COMPANY
    Proxy for Annual Meeting of Shareholders to be Held on September 15, 2001

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 15, 2001 and hereby names, constitutes and appoints Charles A. Adams and Frederick L. Bowman, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Portland Brewing Company (the "Company") to be held at 10:30 a.m. on Saturday, September 15, 2001, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on August 3, 2001, with all the powers that the undersigned would possess if he or she were personally present.

1.   PROPOSAL 1--Election of Directors
     |_| FOR all nominees listed below              |_| WITHHOLD AUTHORITY
         (except as marked to the contrary below)       to vote for all nominees
                                                        listed below
     (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

     Charles A. (Tony) Adams   Frederick L. Bowman        Robert M. MacTarnahan

     R. Scott MacTarnahan      Howard M. Wall, Jr.        William J. Prenger

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.


2. PROPOSAL 2--To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

     FOR PROPOSAL 2  |_|    AGAINST PROPOSAL 2  |_|   ABSTAIN ON PROPOSAL 2  |_|

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.


3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.


            Dated
                 --------------------------------------------

            -------------------------------------------------
            Shareholder (print name)

            -------------------------------------------------
            Shareholder (sign name)

            I do (   ) do not (   ) plan to attend the meeting.   (Please check)

            The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 2730 NW 31st Avenue, Portland, Oregon, 97210, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects to vote in person.

                                   APPENDIX A

             Portland Brewing Company (PBC) Audit Committee Charter

                          Year Ending December 31, 2001

The PBC audit committee is a committee of the board of directors. Its mission is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process. (Please note that the role of internal auditor as mentioned below is presently the responsibility of Janet Golden with the assistance of Glen James, consultant.)

In meeting its responsibilities, the audit committee is expected to:

1. Provide an open avenue of communication between the internal auditors, the independent accountant, management and the board of directors.

2.   Review and update the committee's charter annually.

3. Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

4. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

5. Confirm and assure the independence of the internal auditor and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

6. Inquire of management, the director of internal auditing, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

7. Consider, in consultation with the independent accountant and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountant.

8. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

9. Review with the director of internal auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10. Consider and review with the independent accountant and the director of internal auditing:

     a. The adequacy of the company's internal controls including computerized information system controls and security.

     b. Any related significant findings and recommendations of the independent accountant and internal auditing together with management's responses thereto.

11. Review with management and the independent accountant the completion of the annual examination:

     a.  The company's annual financial statements and related footnotes.

     b. The independent accountant's audit of the financial statements and his or her report thereon.

     c. Any significant changes required in the independent accountant's audit plan.

     d. Any serious difficulties or disputes with management encountered during the course of the audit.

     e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

12.  Consider and review with management and the director of internal auditing:

     a. Significant findings during the year and management's responses thereto.

     b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

     c.  Any changes required in the planned scope of their audit plan.

     d.  The internal auditing department budget and staffing.

     e.  The internal auditing department charter and/or procedures.

     f. Internal auditing's compliance with the IIA's Standards for the Professional Practice of Internal Auditing (Standards).

13. If and when applicable, review filings with SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements. The audit committee will review quarterly information sent to shareholders.

14. Review with management, the independent accountant, and the director of internal auditing the interim financial report before it is delivered to the shareholders.

15. Review policies and procedures with respect to the officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or independent accountant.

16. Review with the director of internal auditing and the independent accountant the results of their review of the company's monitoring compliance with the company's Code of Conduct.

17. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

18. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

19. Prepare a letter for inclusion in the annual report that describes the committee's composition and responsibilities, and how they were discharged.

20. The audit committee shall have the power to conduct or authorize investigations into any matters with the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

21. The committee shall meet a least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

22. The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the board of directors.

The membership of the audit committee shall consist of at least two independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.